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Jonathan Fassberg
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     CYTOGEN SELLS OWNERSHIP IN PSMA DEVELOPMENT JOINT VENTURE TO PROGENICS

    Terms include upfront cash and milestone payments to Cytogen potentially totaling more than $65 million.

PRINCETON, N.J., (APRIL 24, 2006) -- Cytogen Corporation (NASDAQ: CYTO) today announced the sale of its 50% ownership interest in PSMA Development Company LLC
(PDC), the company's joint venture with Progenics Pharmaceuticals, Inc. (NASDAQ:
PGNX) for the development of in vivo cancer immunotherapies based on prostate-specific membrane antigen (PSMA).

Under the terms of the agreement, Cytogen sold its 50% interest in PDC to Progenics for an upfront cash payment of $13.2 million, potential future milestone payments totaling up to $52 million payable upon regulatory approval and commercialization of PDC products, and an undisclosed royalty on future PDC product sales. Cytogen will no longer be responsible for funding PDC. In 2005, Cytogen's share of the loss associated with PDC was $3.18 million.

"PSMA is an important and broadly studied target, and the terms of our agreement with Progenics reflect both companies' recognition of the potential value of PSMA products," said Michael D. Becker, president and chief executive officer of Cytogen. "Through this transaction, Cytogen realizes an attractive valuation for its 50% ownership in PDC and retains a financial interest in PDC's future success. In addition, we retain the right to develop our CYT-500 radiolabeled antibody program. The agreement also reduces Cytogen's investment in early-stage projects and provides additional capital to support our core commercial business strategy."

About PSMA

PSMA is a protein abundantly expressed on the surface of prostate cancer cells, with an increased expression in high-grade cancers, metastatic disease and hormone-refractory prostate cancer. PSMA is also present at high levels on the newly formed blood vessels, or neovasculature, needed for the growth and survival of many solid tumors. In contrast to other prostate-related antigens such as prostate-specific antigen (PSA), prostatic acid phosphatase (PAP) and prostate secretory protein, PSMA is a membrane glycoprotein that is not secreted. These unique attributes make PSMA an excellent target for monoclonal antibody diagnostic and therapeutic options in prostate and potentially other cancers.

About CYT-500

In April 2006, Cytogen announced the submission of an  Investigational  New Drug
(IND) application to the U.S. Food and Drug Administration (FDA) for CYT-500, the company's lead therapeutic candidate targeting PSMA. Subject to FDA acceptance and Institutional Review Board (IRB) approval at the planned clinical site, Cytogen expects to begin the first U.S. Phase I clinical trial of CYT-500 in patients with hormone-refractory prostate cancer. CYT-500 incorporates the same monoclonal antibody utilized in Cytogen's PROSTASCINT(R) (capromab pendetide) molecular imaging agent, but is linked to a therapeutic as opposed to an imaging payload. This novel product candidate is designed to enable targeted delivery of a cytotoxic agent to PSMA-expressing cells. Cytogen retains full and exclusive development rights to CYT-500.

ABOUT CYTOGEN CORPORATION
-------------------------

Founded in 1980, Cytogen Corporation of Princeton, NJ is a biopharmaceutical company dedicated to improving the lives of patients with cancer by acquiring, developing and commercializing innovative molecules targeting the sites and stages of cancer progression. Cytogen's marketed products include QUADRAMET(R) (samarium Sm-153 lexidronam injection) and PROSTASCINT(R) (capromab pendetide) kit for the preparation of Indium In-111 capromab pendetide in the United States. Cytogen's development pipeline includes CYT-500, a therapeutic radiolabeled antibody targeting prostate-specific membrane antigen (PSMA), a protein highly expressed on the surface of prostate cancer cells and the neovasculature of solid tumors. Cytogen also has exclusive United States marketing rights to COMBIDEX(R) (ferumoxtran-10) for all applications, and the exclusive right to market and sell ferumoxytol (previously Code 7228) for oncology applications in the United States. Full prescribing information for the Company's products is available at www.cytogen.com or by calling 800-833-3533. For more information, please visit the Company's website at www.cytogen.com, which is not part of this press release.


This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to: the risk of obtaining additional capital; the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen's products such as third-party payor reimbursement issues; the risk associated with Cytogen's dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Cytogen's periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and Cytogen undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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